EXHIBIT 7.7
                                                                     -----------







                          SECURITIES PURCHASE AGREEMENT


                                      among


                       UNIVERSAL AMERICAN FINANCIAL CORP.


                                       and


                       THE SEVERAL INVESTORS PARTY HERETO



                             Dated as of May 7, 2007



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                                TABLE OF CONTENTS

                                                                        PAGE


ARTICLE 1      CERTAIN DEFINITIONS........................................3

      Section 1.1    Certain Definitions..................................3

      Section 1.2    Interpretive Provision..............................10

ARTICLE 2      ISSUANCE AND PURCHASE OF CONVERTIBLE SHARES...............10

      Section 2.1    Issuance and Purchase of Convertible Shares.........10

      Section 2.2    Deliveries..........................................11

      Section 2.3    Closing.............................................11

ARTICLE 3      INVESTOR REPRESENTATIONS AND WARRANTIES...................12

      Section 3.1    Organization, Good Standing, Qualification and Power12

      Section 3.2    Authority; Execution and Delivery; Enforceability...12

      Section 3.3    Non-contravention...................................12

      Section 3.4    Consents............................................12

      Section 3.5    Information Supplied................................13

      Section 3.6    Brokers.............................................13

      Section 3.7    Acquisition for Investment..........................13

      Section 3.8    Disclosure of Information...........................13

      Section 3.9    Restricted Securities...............................13

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF PARENT..................14

      Section 4.1    Organization, Good Standing, Qualification and Power14

      Section 4.2    Authority; Execution and Delivery; Enforceability...14

      Section 4.3    Non-contravention...................................15

      Section 4.4    Consents............................................15

      Section 4.5    Capitalization of Parent; Parent Subsidiaries.......16

      Section 4.6    Parent SEC Documents................................18

      Section 4.7    No Undisclosed Liabilities..........................19

      Section 4.8    Title to Tangible Personal Property.................19

      Section 4.9    Absence of Certain Developments.....................19

      Section 4.10   Governmental Authorizations; Licenses; Etc..........20

      Section 4.11   Litigation..........................................20



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                        PAGE


      Section 4.12   Taxes...............................................20

      Section 4.13   Employee Matters....................................21

      Section 4.14   Employee Benefit Plans..............................22

      Section 4.15   Intellectual Property Rights........................22

      Section 4.16   Contracts...........................................22

      Section 4.17   Insurance...........................................23

      Section 4.18   Real Property.......................................23

      Section 4.19   Transactions With Affiliates........................23

      Section 4.20   Financing...........................................23

      Section 4.21   Information Supplied................................24

      Section 4.22   Required Parent Shareholder Approval................24

      Section 4.23   Valid Issuance of Parent Shares.....................24

      Section 4.24   Anti-Takeover Statutes..............................25

      Section 4.25   Exemption from Registration.........................25

      Section 4.26   Brokers.............................................25

      Section 4.27   Fairness Opinion; Acknowledgement...................26

      Section 4.28   Merger Agreement....................................26

ARTICLE 5      COVENANTS AND AGREEMENTS..................................26

      Section 5.1    Access; Documents and Information...................26

      Section 5.2    Charter Amendment...................................27

      Section 5.3    Conduct of Business by Parent.......................27

      Section 5.4    Closing Documents...................................29

      Section 5.5    Commercially Reasonable Efforts; Further Assurances.30

      Section 5.6    Public Announcements................................31

      Section 5.7    Availability of Shares..............................31

      Section 5.8    Certificates........................................32

      Section 5.9    Certain Claims......................................32

      Section 5.10   Certain Tax Matters.................................32

      Section 5.11   Preparation of the Proxy Statement; Parent
                     Shareholder Meeting.................................32



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                        PAGE


      Section 5.12   Anti-Takeover Statutes..............................34

      Section 5.13   Nasdaq National Market Listing......................34

      Section 5.14   Legends.............................................34

      Section 5.15   Use of Proceeds.....................................35

      Section 5.16   Exchange of Series A Preferred Stock for Series B
                     Preferred Stock.....................................35

ARTICLE 6      CONDITIONS TO CLOSING.....................................37

      Section 6.1    Mutual Conditions...................................37

      Section 6.2    Conditions to the Obligations of Parent.............37

      Section 6.3    Conditions to the Obligations of the Investors......38

      Section 6.4    Frustration of Closing Conditions...................40

ARTICLE 7      TERMINATION...............................................40

      Section 7.1    Termination.........................................40

      Section 7.2    Effect of Termination...............................41

ARTICLE 8      MISCELLANEOUS.............................................41

      Section 8.1    Survival............................................41

      Section 8.2    Indemnification.....................................42

      Section 8.3    Notices.............................................44

      Section 8.4    Exhibits and Schedules..............................46

      Section 8.5    Time of the Essence; Computation of Time............47

      Section 8.6    Expenses and Fees...................................47

      Section 8.7    Governing Law.......................................47

      Section 8.8    Jurisdiction and Venue; Waiver of Jury Trial........47

      Section 8.9    Assignment; Successors and Assigns; No Third Party
                     Rights..............................................47

      Section 8.10   Counterparts........................................48

      Section 8.11   Titles and Headings.................................48

      Section 8.12   Entire Agreement....................................48

      Section 8.13   Severability........................................48

      Section 8.14   No Strict Construction..............................48

      Section 8.15   Specific Performance................................49



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                        PAGE


      Section 8.16   Failure or Indulgence not Waiver....................49

      Section 8.17   Amendments..........................................49

      Section 8.18   Nature of Investors' Obligations and Rights.........49





































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                          SECURITIES PURCHASE AGREEMENT

            THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 7, 2007, is entered into by and among Universal American Financial Corp., a New York corporation ("Parent"), Lee-Universal Holdings, LLC ("Lee"), Welsh, Carson, Anderson & Stowe X, L.P. ("WCAS"), Union Square Universal Partners, L.P. ("Union Square"), Perry Partners, L.P., Perry Partners International, Inc., Perry Commitment Fund, L.P. and Perry Commitment Master Fund, L.P. (the afore-named Perry entities are referred to herein collectively as "Perry"). Lee, WCAS, Union Square and Perry are herein sometimes referred to each as an "Investor" and collectively as the "Investors".

                                    RECITALS

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into the Agreement and Plan of Merger and Reorganization, dated as of the date of this Agreement, among Parent, MHRx LLC, a Delaware limited liability company, MemberHealth, Inc., an Ohio corporation ("MemberHealth"), and the other parties named therein, a copy of which is attached as Exhibit A hereto (the "Merger Agreement");

            WHEREAS, pursuant to the Merger Agreement, Parent has agreed to acquire, through the merger transactions set forth therein, 100% of the issued and outstanding shares of capital stock and other equity interests of and in MemberHealth on the terms, for the consideration and subject to the conditions set forth in the Merger Agreement (the "Merger");

            WHEREAS, this Agreement is the Securities Purchase Agreement referred to in Section 4.20 of the Merger Agreement;

            WHEREAS, the Board of Directors of Parent has duly authorized and approved, and created and provided for the issuance of, (i) Series A Participating Convertible Preferred Stock, par value $1.00 per share, of Parent ("Series A Preferred Stock"), which Series A Preferred Stock shall have such powers, preferences and rights as set forth in the Certificate of Amendment to Parent's Certificate of Incorporation for the Series A Preferred Stock attached hereto as Exhibit B-1 (the "Series A Preferred Stock Certificate of Designations"), and (ii) Series B Participating Convertible Preferred Stock, par value $1.00 per share, of Parent ("Series B Preferred Stock"), which Series B Preferred Stock shall have such powers, preferences and rights as set forth in the Certificate of Amendment to Parent's Certificate of Incorporation for the Series B Preferred Stock attached hereto as Exhibit B-2 (the "Series B Preferred Stock Certificate of Designations" and, together with the Series A Preferred Stock Certificate of Designations, the "Certificates of Designations");

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Investors are also entering into (i) another Securities Purchase Agreement, dated as of the date of this Agreement, pursuant to which Parent has agreed to issue and sell to the Investors, and the Investors have agreed to purchase from Parent, shares of Series A Preferred Stock and Series B Preferred Stock on the terms and subject to the conditions set forth therein, a copy of which is attached as Exhibit C hereto (the "Stage 1 Purchase


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Agreement"), and (ii) a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement");

            WHEREAS, at or prior to the Closing under this Agreement, a Shareholders Agreement substantially in the form attached hereto as Exhibit E (the "Shareholders Agreement") will be executed and delivered by the parties hereto and any other Persons contemplated therein to be initial parties thereto;

            WHEREAS, the Board of Directors of Parent has (a) approved this Agreement, the Stage 1 Purchase Agreement, the Registration Rights Agreement and the Shareholders Agreement (collectively, the "Transaction Agreements"), and the Merger Agreement, and all of the transactions contemplated hereby and thereby (collectively, the "Transactions"), including, without limitation, (i) the issuance to the Investors pursuant to this Agreement of an aggregate of 125,000 shares of Series B Preferred Stock (a portion of which may be issued to and purchased by an Investor instead in the form of Series A Preferred Stock at the request of such Investor) (collectively, the "Convertible Shares"), and all shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") issuable upon conversion of the Convertible Shares, (ii) the issuance to the Investors pursuant to the Stage 1 Purchase Agreement of an aggregate of 30,473 shares of Series A Preferred Stock and 19,527 shares of Series B Preferred Stock (collectively, the "Stage 1 Shares"), the shares of Series B Preferred Stock for which shares of Series A Preferred Stock may be exchanged as contemplated by the Stage 1 Purchase Agreement, and all shares of Parent Common Stock issuable upon transfer or conversion, as the case may be, of the Stage 1 Shares and shares of Series B Preferred Stock for which shares of Series A Preferred Stock may be exchanged as contemplated by the Stage 1 Purchase Agreement, and (iii) the issuance of the shares of Common Stock contemplated to be issued as merger consideration pursuant to the Merger Agreement as in effect on the date of this Agreement ((i) and (iii) collectively, the "Share Issuances"); and (b) determined that the Transaction Agreements, the Merger Agreement, and all of the Transactions, are fair to and in the best interests of Parent and its shareholders;

            WHEREAS, as contemplated by Rule 4350(i) of The Nasdaq Stock Market, Inc. ("Nasdaq") Marketplace Rules, Parent shall call a special meeting of its shareholders (the "Parent Shareholder Meeting") and, at such meeting, seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock voting in person or by proxy at such meeting in favor of the Share Issuances (such vote, together with the Parent Charter Vote referred to below, being hereinafter referred to as the "Required Parent Shareholder Approval");

            WHEREAS, at the Parent Shareholder Meeting, Parent shall also seek the affirmative vote of the holders of a majority of the shares of Parent Common Stock then outstanding on a proposal to amend the Certificate of Incorporation of Parent to authorize a new class of Parent non-voting common stock and increase the number of authorized shares of Parent capital stock on terms substantially in the form attached hereto as Exhibit F (the "Charter Amendment") (the "Parent Charter Vote");



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            WHEREAS, the Board of Directors of Parent has resolved to recommend that the shareholders of Parent vote in favor of and approve the Share Issuances and the Charter Amendment;

            WHEREAS, each of the Investors, severally but not jointly, wishes to purchase from Parent, and Parent wishes to sell to each Investor, upon the terms and subject to the conditions set forth in this Agreement, the number of Convertible Shares respectively set forth by the name of such Investor in
Section 2.1 below at a purchase price of $2,000 per Convertible Share;

            WHEREAS, Parent will apply the proceeds from the sale of the Convertible Shares to the Investors pursuant to this Agreement to payment of the cash portion of the merger consideration under the Merger Agreement and payment of fees and expenses incurred by Parent in connection with the consummation of the Transactions, and the balance for general corporate purposes;

            WHEREAS, Parent and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated under the Securities Act; and

            WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Investors are also entering into a Share Purchase Agreement in the form attached hereto as Exhibit G pursuant to which they will respectively acquire certain outstanding shares of Parent Common Stock (the transactions contemplated thereby, collectively with the Transactions, the "Collective Transactions");

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

      Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

            "A/B Consents" has the meaning set forth in Section 5.16(b).

            "A/B Preferred Exchange" has the meaning set forth in Section
5.16(a).

            "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto. For purposes hereof, (i) Parent shall not be considered an Affiliate of any Investor and (ii)


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the Affiliates of an Investor shall be deemed to include one or more funds under common management with such Investor.

            "Agreement" has the meaning set forth in the preamble.

            "Antitrust Division" has the meaning set forth in Section 5.5(a).

            "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Cleveland, Ohio are open for the general transaction of business.

            "Capitalization Date" has the meaning set forth in Section 4.5(a).

            "Closing" has the meaning set forth in Section 2.3.

            "Closing Date" has the meaning set forth in Section 2.3.

            "CMS" means the Centers for Medicare & Medicaid Services.

            "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

            "Code" has the meaning set forth in the recitals.

            "Consents" has the meaning set forth in Section 5.5(a).

            "Contracts" means the Parent Contracts.

            "Contractual Obligation" means, with respect to any Person, any contract, obligation, agreement, deed, mortgage, lease, sublease, license or legally binding commitment, promise, undertaking or instrument, whether written or oral, to which or by which such Person is a party or otherwise bound or to which or by which any property, business, operation or right of such Person is bound.

            "Conversion Shares" means the shares of Parent Common Stock issuable upon conversion of (i) the Convertible Shares, (ii) the Stage 1 Shares, (iii) the shares of Series B Preferred Stock that may be issued in exchange for the Stage 1 Shares and (iv) the shares of Parent non-voting common stock that may be issued upon conversion or exchange of any of the shares referred to in clauses
(i)-(iii).

            "Debt Commitment Letter" has the meaning set forth in Section 4.20.

            "Disclosure Schedules" means the Investor Disclosure Schedules and Parent Disclosure Schedules.

            "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by a Person or any of its Subsidiaries.



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            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

            "Financing" has the meaning set forth in Section 4.20.

            "FTC" has the meaning set forth in Section 5.5(a).

            "Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Collective Transactions) arising under any obligations of a Person or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, or (iii) obligations under any interest rate, currency or other hedging agreements, to the extent payable if terminated, in each case, as of such date.

            "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

            "Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a corporation are its certificate of incorporation and by-laws (or equivalent), the "Governing Documents" of a limited partnership are its certificate of formation and its limited partnership agreement and the "Governing Documents" of a limited liability company are its certificate of formation and its operating agreement.

            "Government Order" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

            "Governmental Authority" means any foreign government, or the government of the United States of America and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and, in the case of Parent, Nasdaq.

            "Governmental Authorization" means any or all licenses, permits, waivers, accreditations, approvals, qualifications, certifications, and other authorizations granted by any Governmental Authority, accreditation organization or Payment Program relating to or affecting a Medicare prescription drug plan, discount drug plan or other drug plan or product offered or administered by Parent, the establishment, ownership, operation, maintenance, management, regulation, development or expansion thereof.



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            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended, and the rules and regulations promulgated thereunder.

            "Insurance Laws" means the laws and regulations of any State of the United States of America governing insurance companies that are applicable to Parent or its Subsidiaries, including the respective insurance laws and regulations of the States of Florida, Kansas, New York, Oklahoma, Pennsylvania and Texas.

            "Intellectual Property Rights" means all intellectual property, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (i) all patents and patent applications (collectively, "Patents"); (ii) trademarks, trade dress, service marks, certification marks, logos and trade names; (iii) copyrights, copyright registrations and applications and works of authorship; (iv) Internet domain names and uniform resource locators; (v) trade secrets (as defined in the Uniform Trade Secrets Act and common law) ("Trade Secrets"); and (vi) software and information technology systems including, without limitation, data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, "Software").

            "Investor Disclosure Schedules" means the disclosure schedules to this Agreement delivered by the Investors to Parent on or prior to the date hereof in connection with this Agreement.

            "Investor Material Adverse Effect" means, with respect to a particular Investor, any fact, event, circumstance, change, occurrence, effect or condition which has had or would reasonably be expected to have, individually or in the aggregate with all other facts, events, circumstances, changes, occurrences, effects or conditions, a material adverse effect on the ability of such Investor to consummate the transactions contemplated by this Agreement.

            "Knowledge" means, with respect to any Person, the actual knowledge of such Person (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of Parent, such actual knowledge shall be limited to the Knowledge of Richard Barasch, Robert Waegelein, Gary Bryant, Jason Israel, Gary Jacobs, Theodore Carpenter, Jr., Lisa Spivack and Steve Najjar, none of whom shall have any personal liability regarding such Knowledge.

            "Latest Parent Balance Sheet" has the meaning set forth in Section 4.7.

            "Legal Requirement" means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, binding directive, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law and, with respect to Parent, the Nasdaq Marketplace Rules.

            "Lender" has the meaning set forth in Section 4.20.



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            "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind. For avoidance of doubt, "Lien" shall not include any license of Intellectual Property Rights.

            "Losses" has the meaning set forth in Section 8.2(a).

            "Medicare Part D" means the Outpatient Prescription Drug Program established by the Medicare Modernization of Act of 2003.

            "Merger" has the meaning set forth in the recitals.

            "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

            "Nasdaq" has the meaning set forth in the recitals.

            "Outstanding Parent Stock Awards" has the meaning set forth in
Section 4.5(a).

            "Parent" has the meaning set forth in the preamble.

            "Parent Board Recommendation" has the meaning set forth in Section 5.11(d).

            "Parent Charter Vote" has the meaning set forth in the recitals.

            "Parent Common Stock" has the meaning set forth in the recitals.

            "Parent Confidentiality Agreement" means the confidentiality agreements by and between the several Investors and Parent.

            "Parent Contracts" has the meaning set forth in Section 4.16.

            "Parent Disclosure Schedules" means the disclosure schedules to this Agreement delivered by Parent and the Investors on or prior to the date hereof in connection with this Agreement.

            "Parent Employee Benefit Plan" means any Employee Benefit Plan of Parent or any of its Subsidiaries.

            "Parent ERISA Affiliate" means any entity that is considered a single employer with Parent under Section 414 of the Code.

            "Parent Intellectual Property Rights" has the meaning set forth in
Section 4.15.

            "Parent Material Adverse Effect" means any fact, event, circumstance, change, occurrence, effect or condition individually or in the aggregate which has had or would reasonably be expected to have a material adverse effect on (A) the combined financial condition, business or results of operations of Parent and its Subsidiaries and MemberHealth and its Subsidiaries, taken as a whole, assuming completion of the Merger, or (B) the ability of Parent to consummate the Transactions; provided, that any change, event or effect arising from or related to, or in the case of matters covered by clauses


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(ix) and (x) below, directly and solely resulting from: (i) conditions generally affecting the industries in which Parent and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements, except for changes in Legal Requirements or CMS written interpretations and guidance related to Medicare Part D or related to the business of providing health and life insurance or managed care products and services; (vi) any action taken or omission by Parent in accordance with this Agreement or at the written request of, or with the prior written consent of, all of the Investors; (vii) any change in or effect on the business of Parent or its Subsidiaries that is cured prior to the Closing; (viii) the announcement of the Transactions; (ix) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; or (x) any change, in and of itself, in the market price or trading volume of shares of Parent Common Stock, shall not be taken into account in determining whether a "Parent Material Adverse Effect" has occurred, or would reasonably be expected to occur, except in the case of clauses (i) and (iii), to the extent that such change, event or effect referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other industry participants and, except in the case of clauses (ix) and (x), any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any projections, forecasts or revenue or earnings predictions or affecting such market price or trading volume shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (viii) shall not apply with respect to Sections 4.3 and 4.4 hereof.

            "Parent Preferred Stock" has the meaning set forth in Section
4.5(a).

            "Parent SEC Documents" has the meaning set forth in Section 4.6.

            "Parent Shareholder Meeting" has the meaning set forth in the recitals.

            "Parent Shareholder Meeting Date" has the meaning set forth in
Section 3.5.

            "Parent Significant Subsidiaries" means, the "significant subsidiaries" of the Parent as defined by Regulation S-X under the Exchange Act.

            "Parent Stock Plans" has the meaning set forth in Section 4.5(a).

            "Payment Program" means Medicare, Medicaid, commercial and private insurers, employer group health plans (including, without limitation a "Welfare Plan" described in Section 3(1) of ERISA), and any other governmental, commercial, or other organization which maintains a health care reimbursement program or policy.

            "Permitted Liens" means (a) mechanics, materialmen's, carrier's, repairer's and other Liens arising or incurred in the ordinary course of business or that are not yet delinquent or are being contested in good faith;
(b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith, provided an appropriate


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reserve is established therefor to the extent required by GAAP; (c) Liens
(including encumbrances and restrictions on real property such as easements, covenants, rights of way and similar matters affecting title) that do not, individually or in the aggregate, materially interfere with the present uses or value of the property subject to such Liens; (d) Liens granted to any lender at the Closing in connection with the Debt Financing of the transactions contemplated by the Merger Agreement; (e) with respect to the Parent Common Stock, restrictions on transfer imposed under applicable securities laws; and
(f) with respect to Parent and its Subsidiaries, Liens described on Schedule 1.1(b).

            "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

            "Proxy Statement" has the meaning set forth in Section 4.4.

            "Registration Statement" has the meaning set forth in Section 4.4.

            "Regulatory Clearance" means, with respect to any Person, requirements pursuant to Insurance Laws or the HSR Act to make a filing, await expiration or termination of a regulatory clearance waiting period, or obtain a clearance, approval or waiver, under Insurance Laws or the HSR Act, before such Person may lawfully acquire shares of Parent Common Stock or other securities of Parent that are entitled to vote in the election of directors of Parent generally.

            "Required Parent Shareholder Approval" has the meaning set forth in the recitals.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

            "Subsidiary" of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

            "Tax" means (A) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax assessment, duty, fee, levy, or other governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a "transferee" of another person, (2) being a member of an affiliated, combined, consolidated or unitary group, or (3) any contractual liability.

            "Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Legal Requirements relating to any Tax (including any amendment thereof).

            "Termination Date" has the meaning set forth in Section 7.1(b).

            "Third Party Claim" has the meaning set forth in Section 8.2(d).

            "Transactions" has the meaning set forth in the recitals.

      Section 1.2. Interpretive Provision. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

                                   ARTICLE 2

                   ISSUANCE AND PURCHASE OF CONVERTIBLE SHARES

      Section 2.1. Issuance and Purchase of Convertible Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Article 6, at the
Closing:

            (a) Parent shall issue and sell to Lee, and Lee shall purchase from Parent, 27,632 Convertible Shares in exchange for the payment by Lee to Parent of an aggregate purchase price for such shares equal to $55,264,000 (such dollar amount, the "Lee Aggregate Purchase Price");

            (b) Parent shall issue and sell to WCAS, and WCAS shall purchase from Parent, 36,841 Convertible Shares in exchange for the payment by WCAS to Parent of an aggregate purchase price for such shares equal to $73,682,000 (such dollar amount, the "WCAS Aggregate Purchase Price");

            (c) Parent shall issue and sell to Union Square, and Union Square shall purchase from Parent, 32,895 Convertible Shares in exchange for the payment by Union Square to Parent of an aggregate purchase price for such shares equal to $65,790,000 (such dollar amount, the "Union Square Aggregate Purchase Price"); and

            (d) Parent shall issue and sell to Perry, and Perry shall purchase from Parent, 27,632 Convertible Shares in exchange for the payment by Perry to Parent of an aggregate purchase price for such shares equal to $55,264,000 (such dollar amount, the "Perry Aggregate Purchase Price") (the Convertible Shares referred to in this clause (d) shall be allocated among the entities comprising Perry in such percentages as shall be determined by Perry prior to Closing).

            For the avoidance of doubt, at the option of an Investor, all or a portion of the shares of Series B Preferred Stock to be issued to and purchased by such Investor hereunder may instead be issued and purchased in the form of Series A Preferred Stock.

            Parent shall issue and sell all such Convertible Shares as aforesaid free and clear of any and all Liens (other than transfer restrictions of general applicability under the Securities Act).

      Section 2.2. Deliveries. At the Closing (and in addition to the other closing deliveries specified in Article 6):

            (a)   Lee shall pay to Parent the Lee Aggregate Purchase Price;

            (b)   WCAS shall pay to Parent the WCAS Aggregate Purchase Price;

            (c)   Perry shall pay to Parent the Perry Aggregate Purchase Price;

            (d) Union Square shall pay to Parent the Union Square Aggregate Purchase Price; and

            (e) Parent shall deliver to each Investor a certificate or certificates (in definitive form) duly executed on behalf of Parent and registered in the name of such Investor (or its designee) representing the number of Convertible Shares purchased by such Investor from Parent pursuant to this Agreement.

            All payments pursuant to clauses (a) through (d) of this paragraph shall be made by wire transfer of immediately available funds to an account designated by Parent pursuant to wire instructions to be provided by Parent no later than at least three Business Days prior to the anticipated Closing Date.

      Section 2.3. Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Article 6, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, at 10:00 A.M. (New York City time) on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to satisfaction of such conditions at the Closing), or on such other date and time as Parent and the Investors shall mutually agree; provided that, subject to the satisfaction (or waiver) of the conditions set forth in Article 6, it is the intention of the parties that the Closing occur contemporaneously with the consummation of the Merger. The date of the Closing is herein called the "Closing Date".

                                   ARTICLE 3

                     INVESTOR REPRESENTATIONS AND WARRANTIES

      Except as set forth in the Investor Disclosure Schedules, each Investor, severally as to itself only, but not jointly with any other Investor, represents and warrants to Parent as follows:

      Section 3.1. Organization, Good Standing, Qualification and Power. Such Investor is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, and has the requisite corporate, limited liability company or partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted.

      Section 3.2. Authority; Execution and Delivery; Enforceability. Such Investor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, limited liability company or partnership, as applicable, action on its part. Such Investor has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by each other party hereto), this Agreement is a valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

      Section 3.3. Non-contravention. Neither the execution and delivery of this Agreement by such Investor nor the fulfillment of and the performance by such Investor of its obligations hereunder will (i) contravene any provision contained in the Governing Documents of such Investor, or (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit, or other instrument or obligation to which such Investor is a party or (B) assuming the completion of the actions described in Section 3.4 and on Schedule 3.4, any Legal Requirement to which such Investor is bound or subject, which in the case of any of clause (ii) above, would reasonably be expected to have an Investor Material Adverse Effect.

      Section 3.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by such Investor or the consummation of the transactions contemplated hereby by such Investor, except for (i) compliance with and filings under the HSR Act,
(ii) compliance with and filings under the Exchange Act, (iii) filings and approvals required by state insurance departments, departments of health, and/or other Governmental Authorities having jurisdiction over the Governmental Authorizations or any part of Parent's business, or such other filings, authorizations, registrations, consents or approvals that may be required be reason of Parent's or MemberHealth's involvement in the transactions, (iv) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 3.4, and (v) any other notices, filings, authorizations, registrations, consents or approvals the failure of which to obtain or make would not reasonably be expected to have an Investor Material Adverse Effect.

      Section 3.5. Information Supplied. The information supplied or to be supplied by such Investor in writing and designated specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is mailed to the shareholders of Parent or on the date of the Parent Shareholder Meeting (the "Parent Shareholder Meeting Date") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Investor makes no representation, warranty or covenant with respect to any information contained in any of the foregoing documents other than information supplied by such Investor in writing and designated specifically for inclusion therein.

      Section 3.6. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from Parent in connection with this Agreement or any of the transactions contemplated hereby based on any commitments made by such Investor.

      Section 3.7. Acquisition for Investment. Such Investor is acquiring the shares issuable to it under this Agreement for investment purposes and not with a view towards any distribution thereof in violation of applicable securities laws; provided, however, that by making such representation and warranty, such Investor does not agree to hold any securities for any minimum or other specific term. Such Investor is an "accredited investor" (as that term is defined in Rule 501(a) of Regulation D under the Securities Act). Such Investor acknowledges that the shares to be purchased by such Investor under this Agreement may not be resold absent registration under the Securities Act or the availability of an applicable exemption from Securities Act registration requirements. By executing this Agreement, such Investor further represents that, except as set forth on Schedule 3.7, such Investor does not presently have any contract, undertaking, agreement or arrangement with any Person, other than a Permitted Transferee (as defined in the Shareholders Agreement) of such Investor, or any direct or indirect shareholders, partners or members of such Investor, to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Convertible Shares.

      Section 3.8. Disclosure of Information. Such Investor has had an opportunity to discuss Parent's business, management, financial affairs and the terms and conditions of the offering of the Convertible Shares with Parent's management. The foregoing, however, does not limit or modify the representations and warranties of Parent in Article 4 of this Agreement or the right of the Investors to rely thereon.

      Section 3.9. Restricted Securities. Such Investor understands that the issuance and sale of the Convertible Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed in Section 3.7. Such Investor understands that the Convertible Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Convertible Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Investor acknowledges that Parent has no obligation to register or qualify the Convertible Shares, or the Parent Common Stock into which it may be converted, for resale except as set forth in the Registration Rights Agreement. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Convertible Shares, and on requirements relating to Parent which are outside of the Investor's control.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as set forth in the Parent Disclosure Schedules, Parent hereby represents and warrants to each Investor as follows:

      Section 4.1. Organization, Good Standing, Qualification and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of the Subsidiaries of Parent is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Schedule 4.1 and has the requisite corporate, limited liability company or partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Parent and each of Parent's Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Investors true and complete copies of the Governing Documents of Parent. Parent is not in material violation of or material default under the provisions of any such Governing Documents. None of the Parent's Subsidiaries is in material violation or material default under its governing documents, except as would not cause a Parent Material Adverse Effect.

      Section 4.2. Authority; Execution and Delivery; Enforceability. Parent has the requisite power and authority to execute and deliver this Agreement, the other Transaction Agreements and the Merger Agreement and to perform its obligations hereunder, and thereunder (subject, with respect to consummation of the transactions contemplated by this Agreement and the Merger Agreement, to obtaining the Required Parent Shareholder Approval), all of which have been duly authorized (subject, with respect to consummation of the transactions contemplated by this Agreement and the Merger Agreement, to obtaining the Required Parent Shareholder Approval) by all requisite corporate action on its part. Parent has duly executed and delivered this Agreement, the Stage 1 Purchase Agreement, the Registration Rights Agreement and the Merger Agreement, and each of this Agreement, the Stage 1 Purchase Agreement and the Registration Rights Agreement, and (assuming that they have been duly and validly authorized, executed and delivered by the other parties thereto, respectively) this Agreement, and the Registration Rights Agreement are, and each other Transaction Agreement will from and after the Closing be, a valid and binding agreement of Parent, enforceable against Parent in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors' rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

      Section 4.3. Non-contravention. Neither the execution and delivery of this Agreement, the other Transaction Agreements and the Merger Agreement nor the fulfillment of and the performance by Parent of its obligations hereunder or thereunder, nor consummation of the Collective Transactions, will (i) contravene any provision contained in the Governing Documents of Parent, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, or constitute a default (with or without the lapse of time, the giving of notice or both) under
(A) except as set forth on Schedule 4.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation to which Parent or any of Parent's Subsidiaries is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 4.4 and on Schedule 4.4, any Legal Requirement to which Parent or any of Parent's Subsidiaries is bound or subject or to which any of their respective assets or properties are subject, (iii) except as set forth on Schedule 4.3, result in the creation or imposition of any Lien on any of the assets or properties of Parent or any of Parent's Subsidiaries, or (iv) except as set forth on Schedule 4.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of Parent or any of Parent's Subsidiaries, which in the case of any of clauses (ii) through (iv) above, would reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement, the other Transaction Agreements and the Merger Agreement or the consummation of the transactions contemplated hereby and thereby by Parent or consummation of the Collective Transactions, except for (i) compliance with and filings under the HSR Act with respect to consummation of the transactions contemplated by this Agreement and the Merger Agreement, (ii) compliance with the notice and approval requirements of CMS applicable to the Transactions, (iii) with respect to consummation of the transactions contemplated by this Agreement, the filing of the Charter Amendment with the Secretary of State of the State of New York, and with respect to consummation of the transactions contemplated by the Merger Agreement, the filing of appropriate Certificates of Merger and any related documents with the Secretaries of State of the States of Ohio and Delaware pursuant to the Merger Agreement, (iv) filings and approvals required by state insurance departments and/or departments of health, each as set forth on
Schedule 4.4, (v) with respect to consummation of the transactions contemplated by this Agreement and the Merger Agreement, the filing with the SEC of (A) a joint proxy statement/prospectus for distribution to the shareholders of MemberHealth in connection with the Merger and the shareholders of Parent in connection with the Parent Shareholder Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), (B) a registration statement on Form S-4 relating to the offer and sale of shares of Parent Common Stock in connection with the Merger pursuant to the Merger Agreement (such registration statement as amended or supplemented from time to time being hereinafter referred to as the "Registration Statement"), and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Merger, (vi) compliance with any applicable Legal Requirements relating to state blue sky laws, securities laws or Nasdaq filing requirements in connection with the issuance of the Convertible Shares or the shares of Parent Common Stock issuable in the Merger, and (vii) other notices, filings, authorizations, registrations, consents or approvals set forth on Schedule 4.4.

      Section 4.5.      Capitalization of Parent; Parent Subsidiaries.

            (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock"), of which 300,000 shares of Parent Preferred Stock will be designated as Series A Preferred Stock and 300,000 shares of Parent Preferred Stock will be designated as Series B Preferred Stock (each having the rights, preferences and privileges set forth in the Certificates of Designations attached as Exhibits B-1 and B-2, respectively). Upon effectiveness of the Charter Amendment, the authorized capital stock of Parent will consist of at least (i) 125,000,000 shares of Parent Common Stock, (ii) 30,000,000 shares of Parent non-voting common stock and (iii) 2,000,000 shares of Parent Preferred Stock, of which 300,000 shares of Parent Preferred Stock will have been designated as Series A Preferred Stock and 300,000 shares of Parent Preferred Stock will have been designated as Series B Preferred Stock (each having the rights, preferences and privileges set forth in the Certificates of Designations attached as Exhibits B-1 and B-2, respectively). As of the close of business on May 7, 2007 (the "Capitalization Date"), 59,442,873 shares of Parent Common Stock were issued and outstanding; no shares of Parent Preferred Stock were issued and outstanding; 626,045 shares of Parent Common Stock were held in Parent's treasury; and 5,227,403 shares of Parent Common Stock were reserved for issuance pursuant to the Outstanding Parent Stock Awards. Schedule 4.5(a) contains a list of each stock option plan, program or arrangement of Parent (the "Parent Stock Plans") and information with respect to all of the outstanding stock options, restricted stock awards and other stock-based awards issued under the Parent Stock Plans ("Outstanding Parent Stock Awards"), including the name of Parent Stock Plan under which such options or awards were issued, the holders thereof, the number of shares subject thereto, the exercise prices and other material terms thereof and a description of the vesting provisions thereof. Except as set forth above or on Schedule 4.5(a), there are no outstanding shares of capital stock of Parent or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of Parent or any outstanding

"phantom" stock, stock appreciation right or other stock-based awards. Except as set forth on Schedule 4.5(a), there are no puts, calls, rights (including preemptive rights), commitments or agreements to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, any equity securities of Parent or securities convertible into, or exercisable or exchangeable for equity securities of Parent, or obligating Parent to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. No bonds, debentures, notes or other indebtedness of Parent having any right to vote with the stockholders of Parent on matters submitted to the stockholders of Parent (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. No shares of capital stock of Parent and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of Parent have been issued since the Capitalization Date and on or prior to the date of this Agreement, other than shares of Parent Common Stock issued in respect of Outstanding Parent Stock Awards.

            (b)   Agreements Relating to Capital Stock. Except as set forth on
Schedule 4.5(b), there are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or transfer of any shares of Parent Common Stock. All registration rights agreements, stockholders' agreements and voting agreements to which Parent or any of its Subsidiaries is a party are identified on Schedule 4.5(b).

            (c) Set forth on Schedule 4.5(c) is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary. All of the issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary are owned beneficially and of record by Parent or another Subsidiary of Parent as set forth on Schedule 4.5(c), have been validly issued, and are fully paid and nonassessable and, except as set forth on Schedule 4.5(c), are held free and clear of any preemptive rights (other than such rights as may be held by Parent or a Subsidiary of Parent) or Liens (other than Permitted Liens). Except as set forth on Schedule 4.5(c), (a) there are no other issued or outstanding equity securities of any Parent Significant Subsidiary and (b) there are no other issued and outstanding securities of any Parent Significant Subsidiary convertible into or exchangeable for, at any time, equity securities of any Parent Significant Subsidiary. Except as set forth on Schedule 4.5(c), there are no (i) outstanding obligations of Parent or Parent Significant Subsidiary to repurchase, redeem or otherwise acquire any capital stock (or other ownership interests) of any of the Parent Significant Subsidiaries or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock (or other ownership interests) of the Parent Significant Subsidiaries.

            (d) Except as set forth on Schedule 4.5(d), and except for the capital stock (or other ownership interests) of the Parent Significant Subsidiaries, Parent does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company (ii) any equity or other participating interest in the revenues or profits of any Person, and neither Parent nor any of the Parent Significant Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

      Section 4.6.      Parent SEC Documents.

            (a) Parent has made available to the Investors a true and complete copy of each report, schedule, registration statement and proxy statement filed by Parent with the SEC since December 31, 2004 (the "Parent SEC Documents"), which are all the documents that Parent was required to file with the SEC since December 31, 2004. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act, and none of Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Investors true and complete copies of all comment letters received by Parent from the SEC since December 31, 2004, together with all written responses of Parent thereto. As of the date hereof, to the Knowledge of Parent, there are no outstanding or unresolved comments in such comment letters and none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

            (b) The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

            (c) Parent and its Subsidiaries have established and maintain "disclosure controls and procedures" (as defined in Rule 13a-15(e) promulgated under the Exchange Act) and "internal control over financial reporting" (as defined in Rule 13a-15(f) promulgated under the Exchange Act), in each case, as required by Rule 13a-15 under the Exchange Act. Such "disclosure controls and procedures" are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent's management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports. For purposes of this Agreement,

"principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Each of the principal executive officer and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents. Such "internal control over financial reporting" provides reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries. The management of Parent has disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of Parent's board of directors (i) all significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. A summary of any such disclosure made by management to Parent's auditors and audit committee has been made available to the Investors.

      Section 4.7. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability other than (i) liabilities reflected in consolidated balance sheet of Parent included in the Annual Report on Form 10-K for the fiscal year of Parent ended December 31, 2006 filed by Parent on March 16, 2007 (including the related notes thereto) (the "Latest Parent Balance Sheet"), (ii) liabilities arising under Contractual Obligations that are connected with future performance under such Contractual Obligations and not required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business since the date of the Latest Parent Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.8. Title to Tangible Personal Property. Parent or a Subsidiary of Parent has good title to all of the tangible personal property reflected as being owned by them on the Latest Parent Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of since the date of the Latest Parent Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries own or lease all tangible assets necessary for the conduct of their business as presently conducted except where such failure to own or lease has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.9.      Absence of Certain Developments. Except as set forth on
Schedule 4.9, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) there has not been any change, event or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect and (b) each of Parent and its Subsidiaries has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, none of Parent or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.3(b) of this Agreement if
Section 5.3(b) had been in effect at all times since the date of the Latest Parent Balance Sheet.

      Section 4.10 Governmental Authorizations; Licenses; Etc. Except as set forth on Schedule 4.10, the business of each of Parent and its Subsidiaries is now and has been at all times since January 1, 2005 operated in compliance with all applicable Legal Requirements, except where failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been since the effective date thereof, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. Except as set forth on Schedule 4.10, each of Parent and its Subsidiaries has all permits, licenses, approvals, certificates, Governmental Authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Schedule 4.10, all such permits, licenses, approvals, certificates and Governmental Authorizations are in full force and effect. Except as set forth on Schedule 4.10, there is no action, audit, case, proceeding or investigation pending or, to Parent's Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by Parent or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by Parent or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of Parent and its Subsidiaries or (iii) any change or amendment to the permits, licenses, approvals, certifications or other authorizations which would impair the ability of Parent and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. This
Section 4.10 does not relate to matters with respect to Taxes (which are the subject of Section 4.12), Employee Matters (which are the subject of Section 4.13) or Employee Benefit Plans (which are the subject of Section 4.14).

      Section 4.11 Litigation. Except as set forth on Schedule 4.11, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders by or before any Governmental Authority pending or, to Parent's Knowledge, threatened in writing or, to Parent's Knowledge, any pending investigation by any Governmental Authority, in any such case, against Parent or any of its Subsidiaries which have had or would reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.12      Taxes.

            (a) Except as set forth on Schedule 4.12(a), or except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects. Except as set forth on Schedule 4.12, or except as has not had and would not reasonably be expected to have a Parent

Material Adverse Effect, all Taxes owed by each of Parent and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.

            (b) Except as set forth on Schedule 4.12(b), or except as has not had and would not reasonably be expected to have a Parent Material Adverse
Effect:

                  (i) neither Parent nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any claim, dispute, action or controversy;

                  (ii) neither Parent nor any of its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

                  (iii) neither Parent nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

                  (iv) no claim, or notice of a claim, has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

                  (v) the unpaid Taxes of Parent and its Subsidiaries did not, as of December 31, 2006, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Latest Parent Balance Sheet. Parent and its Subsidiaries have paid all estimated Taxes required to be paid for Parent's, and each of its Subsidiaries', current taxable year; and

                  (vi) neither Parent nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than a group of which Parent is or one of its Subsidiaries was the parent corporation.

      Section 4.13      Employee Matters. Except as set forth on Schedule 4.13,
(i) neither Parent nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Parent's Knowledge, threatened in writing against or affecting Parent or any of its Subsidiaries and since January 1, 2005 there has been no such action, (iii) to Parent's Knowledge, no union organization campaign is in progress with respect to any of the employees of Parent or any of its Subsidiaries, and (iv) except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no unfair labor practice, charge or complaint pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2005 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

      Section 4.14 Employee Benefit Plans. Each Parent Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements.

      Section 4.15      Intellectual Property Rights.

            (a) Except as set forth on Schedule 4.15(a), Parent and its Subsidiaries own all right, title and interest in, free and clear of all Liens, or have a license or other right to use, all of the material Intellectual Property Rights necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (collectively, the "Parent Intellectual Property Rights").

            (b) To Parent's Knowledge, the Parent Intellectual Property Rights are valid and enforceable by Parent and/or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Parent Adverse Effect, there is not pending against Parent or any of its Subsidiaries or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or Parent's and its Subsidiaries' rights with respect to, any Parent Intellectual Property Rights, and there has been no such claim pending or, to Parent's Knowledge, threatened in the past three (3) years. Except as has not had and would not reasonably be expected to have a Parent Adverse Effect, to Parent's Knowledge, the operations of Parent and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate any material Intellectual Property Rights of any third party. Except as has not had and would not reasonably be expected to have a Parent Adverse Effect, there is no pending or, to Parent's Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of Parent or any of its Subsidiaries infringe upon or misappropriate in any way the material Intellectual Property Rights of any Person.

      Section 4.16 Contracts. Schedule 4.16 sets forth a list of all contracts, agreements, leases, permits or licenses that would be required to be filed by Parent as of the date hereof as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the "Parent Contracts"). Each Contractual Obligation of Parent is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable by Parent or its Subsidiary against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Contractual Obligation of Parent, is in breach or violation of, or default under any such Contractual Obligation of Parent (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such breach, violation or default under any such Contractual Obligation of Parent. Parent has made available to the Investors true and complete copies of all Parent Contracts, including all amendments thereto.

      Section 4.17 Insurance. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, the insurance policies maintained by Parent and its Subsidiaries provide insurance in such amounts and against such risks as are customary and adequate for companies of similar size and operating in the same industry as Parent and its Subsidiaries, and such insurance policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid.

      Section 4.18      Real Property.

            (a) Each material lease or sublease of real property to which Parent or any of its Subsidiaries is a party or by which it is bound (each a "Parent Lease", and collectively the "Parent Leases") is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent's Knowledge, of the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity). Except as set forth on Schedule 4.18(a), (A) neither Parent nor any of its Subsidiaries or, to Parent's Knowledge, any other party to any Parent Lease is in material breach or material violation of, or material default under any such Parent Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither Parent nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Parent Lease. Parent has made available to the Investors true and complete copies of all Parent Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

            (b) Neither Parent nor any of its Subsidiaries owns any real property.

      Section 4.19      Transactions With Affiliates. Except as set forth on
Schedule 4.19 or as described in Parent SEC Documents filed prior to the date hereof, and except pursuant to the Transactions, no director or executive officer of Parent or of any of its Subsidiaries (or, to Parent's knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% of more of Parent Common Stock (i) is involved in any material business arrangement or relationship with Parent or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business or (ii) owns any material property or right, tangible or intangible, which is used by Parent or any of its Subsidiaries.

      Section 4.20 Financing. Parent has received a commitment letter, dated as of May 7, 2007 (the "Debt Commitment Letter"), from Bank of America, N.A. (the "Lender"), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide up to $500,000,000 in senior secured debt financing (the "Debt Financing"). True, accurate and complete copies of the Debt Commitment Letter, as in effect on the date of this Agreement, have been furnished to the Investors. The proceeds to Parent from the issuance and sale of the Convertible Shares to the Investors pursuant to this

Agreement together with the financing contemplated by the Debt Commitment Letter (collectively, the "Financing") is sufficient for Parent to consummate the Transactions on the Closing Date and pay the initial merger consideration under the Merger Agreement and all related fees and expenses thereunder and hereunder. As of the date hereof, (A) the Debt Commitment Letter has not been amended or modified, and (B) the financing commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. The Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date hereof and assuming the accuracy of all representations and warranties of MemberHealth in the Merger Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter. As of the date hereof and assuming the accuracy of all representations and warranties of MemberHealth in the Merger Agreement and compliance by MemberHealth with its agreements in the Merger Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Debt Commitment Letter to be paid on or before the date hereof.

      Section 4.21 Information Supplied. The information included or incorporated by reference or to be included or incorporated by reference in the Registration Statement (other than information supplied by the Investors in writing specifically for inclusion therein) shall not at the time the Registration Statement is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information included or incorporated by reference or to be included or incorporated by reference in the Proxy Statement (other than information supplied by the Investors in writing and designated specifically for inclusion therein) shall not, on the date the Proxy Statement is mailed to the shareholders of Parent (or of MemberHealth), or on the Parent Shareholder Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.22 Required Parent Shareholder Approval. The Required Parent Shareholder Approval is the only vote of the holders of Parent's capital stock or other securities necessary (under applicable Legal Requirement or otherwise) to consummate the Transactions. No vote of the holders of Parent's capital stock or other securities is necessary (under applicable Legal Requirement or otherwise) to consummate the transactions contemplated by the Stage 1 Purchase Agreement.

      Section 4.23 Valid Issuance of Parent Shares. Prior to the closing under the Stage 1 Purchase Agreement, Parent shall have (i) duly filed the Series A Preferred Stock Certificate of Designations and Series B Preferred Stock Certificate of Designations, in the forms attached as Exhibits B-1 and B-2 hereto, respectively, with the Secretary of State of the State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York and (ii) delivered to the Investors a correct and complete official copy of such filing dated and stamped as accepted and filed by such Secretary of State. The issuance, sale and delivery by Parent of the shares of Series A Preferred Stock and Series B Preferred Stock pursuant to the Stage 1 Purchase Agreement (and the issuance and delivery of shares of Series B Preferred Stock issuable in exchange for any such shares of Series A Preferred Stock) and of the Convertible Shares in accordance with this Agreement, and the issuance and delivery of the Conversion Shares issuable upon conversion of all such shares of Series A Preferred Stock and Series B Preferred Stock, have been duly authorized by all necessary corporate action on the part of Parent (subject, with respect to the Convertible Shares, to obtaining the Required Parent Shareholder Approval). The Conversion Shares have been duly reserved for issuance. The Convertible Shares (when issued, sold and delivered at the Closing against payment therefor in accordance with the provisions of this Agreement), all shares of Series A Preferred Stock and Series B Preferred Stock deliverable pursuant to the Stage 1 Purchase Agreement (and all shares of Series B Preferred Stock issuable in exchange for any such shares of Series A Preferred Stock), and all of the Conversion Shares (when issued upon conversion of such shares of Series A Preferred Stock and Series B Preferred Stock), will all be duly and validly issued, fully paid and nonassessable, free and clear of any Liens (other than transfer restrictions of general applicability under the Securities Act). No Person has any preemptive right which would be triggered by reason of the issuance of Convertible Shares, the Stage 1 Shares or Conversion Shares.

      Section 4.24 Anti-Takeover Statutes. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the provisions of Section 912 of the New York Business Corporation Law will not apply to the Transactions (including the Shares Issuances) and the Collective Transactions. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent's Certificate of Incorporation or Bylaws is, or at the Closing will be, applicable to Parent, the shares of Parent capital stock, the Transactions or such other transactions contemplated by this Agreement, the other Transaction Agreements, the Merger Agreement and the Collective Transactions.

      Section 4.25 Exemption from Registration. Assuming the accuracy of the representations and warranties made by the Investors in Section 3.7 of this Agreement, the offer and issuance by Parent of the Convertible Shares under this Agreement, and the issuance and delivery of the Conversion Shares upon conversion of Convertible Shares, is exempt from registration under the Securities Act.

      Section 4.26 Brokers. Except as set forth on Schedule 4.26, no Person is or will be entitled to a broker's, finder's, investment banker's, financial advisor's or similar fee from Parent or any of its Subsidiaries in connection with this Agreement, the Stage 1 Purchase Agreement, the Merger Agreement or the Transactions.

      Section 4.27      Fairness Opinion; Acknowledgement.

            (a) The Board of Directors of Parent has received the opinion of Credit Suisse, dated the date of this Agreement, to the effect that, as of such date, the merger consideration to be paid by Parent pursuant to the Merger Agreement is fair to Parent from a financial point of view. A correct and complete copy of such opinion has been delivered to the Investors.

            (b) Parent acknowledges and agrees that Investors are acting solely in the capacity of arm's length purchasers with respect to this Agreement and the transactions contemplated hereby. Parent further acknowledges that (i) Investors are not acting as advisors or fiduciaries of Parent (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and (ii) Parent's decision to enter into this Agreement and the other Transaction Agreements has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by Parent and its independent representatives.

      Section 4.28 Merger Agreement. Attached hereto as Exhibit A is a correct and complete copy of the definitive Merger Agreement executed by the parties thereto, together with all schedules and exhibits thereto, and none of the foregoing have been amended, supplemented or otherwise modified as of the date hereof.

                                   ARTICLE 5

                            COVENANTS AND AGREEMENTS

      Section 5.1.      Access; Documents and Information.

            (a) Except for information that, if provided, would adversely affect the ability of a Person or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Legal Requirements or the confidentiality provisions of any material agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of each Investor (each of the foregoing, respectively for each Investor, "Investor Representatives"), during normal business hours and upon reasonable request, reasonable access to Parent's and its Subsidiaries' books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to Parent or any of its Subsidiaries. Each Investor and its respective Investor Representatives shall conduct any investigation under this Section 5.1(a) in a manner that does not unreasonably interfere with the conduct of the business of Parent and its Subsidiaries. An Investor shall be responsible for any breach of this Section 5.1(a) by any of its Investor Representatives.

            (b) All information and documents disclosed to an Investor or its Investor Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of the Parent Confidentiality Agreement.

      Section 5.2. Charter Amendment. Prior to the Closing, Parent shall duly file the Charter Amendment with the Secretary of State of the State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York.

      Section 5.3.      Conduct of Business by Parent.

            (a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will, and will cause its Subsidiaries to, except as otherwise provided on
Schedule 5.3(b) or as otherwise required by this Agreement or the Merger Agreement (as in effect on the date hereof), by applicable Legal Requirements, or consented to in writing by each of the Investors (which consent shall not be unreasonably withheld, conditioned or delayed):

                  (i) conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto);

                  (ii) use commercially reasonable efforts to maintain the insurance described on Schedule 4.17 (or reasonable replacement policies);

                  (iii) preserve intact its business organization and material relationships with third parties with whom Parent and its Subsidiaries do business; and

                  (iv) consult with the Investors prior to taking any action which would reasonably be expected to result in a Parent Material Adverse Effect.

            (b) Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will not, and will not cause or permit any of its Subsidiaries to, except as otherwise provided on Schedule 5.3(b), or as otherwise required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by each of the Investors (which consent shall not be unreasonably withheld, conditioned or delayed):

                  (i) amend its Governing Documents (except to change Parent's authorized shares of capital stock in the manner contemplated by this Agreement or to amend Parent's by-laws to increase the size of its board of directors);

                  (ii)  authorize or adopt a plan of liquidation or dissolution;

                  (iii) (A) except with respect to Parent's wholly owned Subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, (B) adjust, split, combine or reclassify any capital stock or other equity interests; (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests, other than (w) the issuance of Convertible Shares as contemplated by this Agreement, (x) the issuance of the Stage 1 Shares as contemplated by the Stage 1 Purchase Agreement (and the issuance of shares of Series B Preferred Stock upon exchange of shares of Series A Preferred Stock),
(y) the issuance of Parent Common Stock as Merger consideration pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement as in effect on the date of this Agreement, or the issuance of any Conversion Shares upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock and (z) the issuance of Parent Common Stock issued pursuant to the terms of Outstanding Parent Stock Awards or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests;

                  (iv) merge or consolidate with, or acquire any equity interest in, any business entity, or acquire any line of business, division or other material assets other than in the ordinary course of business or pursuant to the Merger Agreement;

                  (v)   enter into any new line of business;

                  (vi) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its material assets other than in the ordinary course of business;

                  (vii) make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP, industry organizations or Governmental Authorities;

                  (viii) enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to Parent or any of its Subsidiaries of more than $500,000 in the aggregate or (B) involves a consent to material non-monetary relief by Parent or any Subsidiary of Parent;

                  (ix)  incur or guarantee any Funded Indebtedness other than
(A) in the ordinary course of business or (B) pursuant to the Debt Commitment Letter for purposes of financing the Merger; or

                  (x) enter into a contractual obligation to do any of the things referred to in this Section 5.3(b).

            (c) Promptly after receipt by Parent of the notice of commencement thereof, Parent shall provide the Investors with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity agreement by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of Parent from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

            (d) Parent shall provide the Investors with reasonable notice of any and all settlement discussions and/or negotiations (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) ("Settlement Discussions") between representatives of Parent and any Governmental Authority, including without limitation negotiations with respect to any claim, settlement agreement, consent order or corporate integrity agreement between Parent and any Governmental Authority. In connection with any such Settlement Discussions, (i) Parent shall timely provide the Investors with copies of any and all documents that Parent intends to submit, or that Parent receives, in connection with any such Settlement Discussions, and (ii) Parent shall timely advise the Investors as to the status of such Settlement Discussions.

            (e) Parent shall furnish the Investors, within ten (10) days of the receipt by Parent, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that Parent's Governmental Authorizations, Medicare or Medicaid certification, or accreditation or ranking by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Parent's Governmental Authorization or certification or to fine, penalize or impose material remedies upon Parent, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Parent or related to the operation of Parent.

            (f) Parent shall furnish the Investors, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which Parent is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to the Investors a copy of the plan of correction generated from such survey, report, warning letter, or written notice for Parent and by subsequent correspondence related thereto, and use commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

            (g) Prior to the Closing, Parent shall promptly notify the Investors if Parent obtains Knowledge that any of the representations and warranties of Parent in this Agreement are not true and correct in all material respects.

            (h) Prior to the Closing, Parent shall promptly provide the Investors and Investor Representatives correct and complete copies of all notices, documents and other materials made available by or to Parent under the Merger Agreement.

      Section 5.4. Closing Documents. Each Investor, severally but not jointly, hereby agrees that it shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent, the documents or instruments described in Section 6.2 (c) Parent shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Investors, the documents or instruments described in Section 6.3(h).

      Section 5.5.      Commercially Reasonable Efforts; Further Assurances.

            (a) Each Investor, severally but not jointly, and Parent, shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under all applicable Contracts and Legal Requirements to consummate and make effective the Collective Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from CMS and/or any other Governmental Authority or other third party (hereinafter referred to as "Consents") and to lift any injunction or other legal bar to the transactions contemplated hereby in order to consummate the transactions contemplated hereby as promptly as practicable. All costs incurred in connection with obtaining such Consents, including CMS consent fees and expert consultant fees, shall be borne by Parent. HSR filing fees shall be borne by Parent. Without limiting the foregoing, each Investor, severally but not jointly, and Parent, undertakes and agrees to file (or cause their respective Affiliates to file, as applicable) as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each Investor, severally but not jointly, and Parent, agrees to make appropriate filings with all appropriate Governmental Authorities, including insurance regulators, other competition authorities and CMS (or cause their respective Affiliates to make such filings, as applicable) with respect to the Collective Transactions promptly after the date of this Agreement and shall supply as promptly as practicable to such Governmental Authorities any additional information and documentary material that may be requested in connection therewith. Each Investor, severally but not jointly, and Parent, agrees to (and to cause their respective Affiliates to) respond as promptly as practicable to any inquiries received from such Governmental Authorities for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with Consents.

            (b) Parent shall (and shall cause its Affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Legal Requirement that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the Collective Transactions so as to enable the Closing to occur as expeditiously as possible; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to agree to or effect any divestiture. In addition, nothing in this Agreement will require or be deemed to require Parent to take any other action (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals, including those listed on
Schedule 6.1(b) hereto) if in the reasonable judgment of Parent doing so would be materially detrimental to the business conducted by Parent or MemberHealth taken as a whole. Subject to the foregoing sentence, Parent shall cooperate in a reasonable manner with the Investors in connection with Investors' efforts to seek consents and approvals from Governmental Authorities in connection with the Transactions (including by keeping the Investors informed on a reasonably current basis of the status of such efforts and using its commercially reasonable efforts to permit the representatives of the Investors to attend any meetings between Parent's representatives and Governmental Authorities).

            (c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Investors, severally but not jointly, and Parent, agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Collective Transactions.

            (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall (i) limit any applicable rights the Investors may have to terminate this Agreement pursuant to Article 7, (ii) require any Investor to offer, accept or agree to (A) dispose or hold separate any businesses, assets or operations and/or (B) restrict the manner in which, or whether, such Investor or any of its Affiliates may carry on business or compete in any geographic area or line of business, or (iii) obligate any Investor to litigate or threaten any litigation.

            (e) Parent shall provide to the Investors copies of any application or other communication, which references the Investors, to Governmental Authorities in connection with the Merger Agreement in advance of filing or submission thereof, and Parent shall provide the Investors a reasonable opportunity to comment upon or modify any such reference as to the Investors. Parent's consent to accepting such comment or modification shall not be unreasonably withheld.

      Section 5.6. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, governmental agencies or the general public shall be mutually agreed upon in advance by the Investors and Parent; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any Legal Requirement, it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement in advance of such issuance and the reasonable opportunity to comment on the same.

      Section 5.7. Availability of Shares. Parent will not issue or agree to issue any shares of Parent Common Stock or options, rights or warrants to purchase shares of Parent Common Stock or securities convertible into or exchangeable for shares of Parent Common Stock or take any other action if, after giving effect thereto, the number of shares of Parent Common Stock remaining unissued and duly reserved for issuance upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit conversion of all the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock after giving effect to any adjustment in the number of shares of Parent Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock are convertible as a result of such action. Parent shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, after the Closing Date, the maximum number of shares of Parent Common Stock issuable from time to time upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock.

      Section 5.8. Certificates. If, from and after the Closing, any certificate for shares of Series A Preferred Stock or Series B Preferred Stock or Conversion Shares shall be mutilated, lost, stolen or destroyed, Parent shall issue, in exchange and in substitution the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent amount and kind of shares. If reasonably required by Parent in connection with replacing a share certificate as aforesaid, the applicable record holder of such shares shall furnish Parent with an indemnity on customary terms for such situations, reasonably sufficient to protect Parent from any out-of-pocket loss which it may suffer from replacing such certificate.

      Section 5.9. Certain Claims. Without limiting Parent's obligations under any other provision of this Agreement (or under any other contractual obligation, or under the Certificate of Incorporation or By-laws of Parent), Parent shall (a) cooperate with the Investors in the defense or settlement of any claim, suit, litigation, arbitration or proceeding ("Claim") against Parent and/or its directors that is brought or asserted by any third party (whether filed in the name of a shareholder of Parent or other third party or derivatively in the name of Parent) in which any of the Investors or any of their respective Affiliates is made a party (by subpoena or otherwise), challenging, or otherwise arising out of or relating to, this Agreement or the Stage 1 Purchase Agreement, and (b) reimburse the Investors for reasonable attorney's fees and expenses incurred by the Investors or any of their respective Affiliates in connection with any Claim; provided that (i) each Investor, severally but not jointly, hereby agrees to cooperate reasonably with Parent in connection with the defense, or any proposed settlement of, any such Claim; (ii) unless in the reasonable judgment of the Investors there exists an actual or potential conflict of interest between Investors, this clause (b) shall apply only to one counsel (plus local counsel in each applicable jurisdiction) for all the Investors (it being understood that this clause (ii) shall not limit any rights a Person may otherwise have to indemnification or advancement of expenses from Parent); and (iii) this clause (b) shall not apply to any expenses incurred in connection with any Claim brought or asserted by any Person in such Person's capacity as a limited partner or other investor in any investment fund controlled or managed by an Investor.

      Section 5.10 Certain Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid by Parent.

      Section 5.11      Preparation of the Proxy Statement; Parent Shareholder
Meeting.

            (a) As soon as practicable following the date of this Agreement (but in any event no later than twenty (20) Business Days after the date of this Agreement), Parent shall prepare in accordance with the provisions of the Securities Act and the Exchange Act, as applicable, and Parent shall file with the SEC the Proxy Statement. Each Investor, severally but not jointly, and

Parent, agree to cooperate with each other in connection with the preparation of the Proxy Statement. Each of the parties shall be provided with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent will provide the Investors with copies of all such filings made and correspondence with the SEC. Parent shall include in any such documents or responses all comments reasonably proposed by the Investors and shall not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over an Investor's reasonable objection. Parent will as promptly as practicable notify the Investors of (i) the receipt of any oral or written comments from the SEC with respect to the Registration Statement or the Proxy Statement, (ii) any request by the SEC for any amendment to the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests from the SEC for additional information, (iii) the time at which the Registration Statement has become effective or any supplement or amendment has been filed with the SEC, (iv) the issuance of any stop order or (v) the suspension of the qualification of any of the shares of Parent capital stock issuable in connection with the Transactions (or shares issuable upon conversion thereof) for offering or sale in any jurisdiction.

            (b) Parent will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon as practical after the date hereof. Parent shall take all or any action reasonably required under Legal Requirements pertaining to applicable state securities laws in connection with the issuance of Stage 1 Shares pursuant to the Stage 1 Purchase Agreement (and shares of Series B Preferred Stock issuable in exchange for any shares of Series A Preferred Stock) and of the Convertible Shares in accordance with this Agreement, and the issuance and delivery of the Conversion Shares. Each Investor, severally but not jointly, and Parent, agree to furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable, but in no event later than the third Business Day after the Registration Statement is declared effective under the Securities Act, Parent shall mail or cause to be mailed the Proxy Statement to its shareholders.

            (c) If at any time prior to the Parent Shareholder Meeting Date, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Legal Requirement, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by Parent with the SEC and, in the case of any amendment or supplement to the Proxy Statement, disseminated to the shareholders of Parent.

            (d) Parent shall, acting through its Board of Directors and in accordance with applicable Legal Requirements and the Certificate of Incorporation and the Bylaws of Parent, (i) duly call, give notice of, convene and hold the Parent Shareholder Meeting as promptly as practicable for the purpose of obtaining the Required Parent Shareholder Approval, (ii) use its commercially reasonable efforts to hold the Parent Shareholder Meeting as soon as practicable after the date on which the Registration Statement is declared effective under the Securities Act and (iii) shall in any event hold the Parent Shareholder Meeting within 45 days after such effective date. Parent shall solicit proxies in favor of the Required Parent Shareholder Approval and shall take all other commercially reasonable action necessary or advisable to secure the Required Parent Shareholder Approval in accordance with all applicable Legal Requirements and its Governing Documents. The Proxy Statement shall include the recommendation of the Board of Directors of Parent to the stockholders of Parent to vote in favor of the Parent Charter Vote and the Share Issuances (the "Parent Board Recommendation") and neither the Board of Directors of Parent nor any committee thereof shall withhold or withdraw or amend, modify or change in any manner adverse to the Investors, or propose to withhold or withdraw or adversely amend, modify or change, the Parent Board Recommendation.

      Section 5.12 Anti-Takeover Statutes. Parent shall (i) take all action necessary to ensure that no "business combination", "fair price", "control share acquisition" or other similar anti-takeover statute or regulation, including
Section 912 of the New York Business Corporation Law, is or becomes applicable to the Transactions (including the Share Issuances, any other transactions contemplated by this Agreement or the other Transaction Agreements) or the Collective Transactions or to the ownership and voting of such securities deliverable in the Collective Transactions and (ii) if any such anti-takeover statute or similar statute or regulation becomes applicable to any of such transactions or to the ownership or voting of any such securities, take all action necessary to ensure that each of such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other agreements referred to herein and otherwise to minimize the effect of such statute or regulation on such transactions and the ownership and voting of such securities.

      Section 5.13 Nasdaq National Market Listing. Parent shall promptly prepare and file with Nasdaq a Notification Form for Listing Additional Shares with respect to the Conversion Shares, and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of such shares of Parent Common Stock, subject only to official notice to Nasdaq of issuance, and each Investor, severally but not jointly, agrees to cooperate with Parent with respect to such filing.

      Section 5.14 Legends. Each Investor, severally but not jointly, agrees with Parent not to transfer any Convertible Shares or Conversion Shares unless (a) there is then in effect a registration statement under the Securities Act covering such proposed transfer or (b) such transfer is made in accordance with Rule 144 under the Securities Act or another available exemption from registration under the Securities Act. Certificates representing Convertible Shares issued pursuant to this Agreement may be imprinted with a legend substantially as follows (in addition to any legends required pursuant to the Shareholders Agreement):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN

      EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

            Securities law legends on share certificates shall be removed by Parent (and a certificate without such legend shall be delivered, at Parent's expense) upon request (i) in connection with any transfer pursuant to clause (b) of this Section if the legend is no longer required to ensure compliance with the Securities Act, or (ii) in connection with any transfer pursuant to clause
(a) of this Section.

      Section 5.15 Use of Proceeds. Parent shall apply all of the proceeds from the issuance and sale of Convertible Shares to the Investors pursuant to this Agreement toward payments of the cash portion of the Merger consideration pursuant to the Merger Agreement and payments of fees and expenses pursuant to
Section 8.6 hereof, and the balance for general corporate purposes.

      Section 5.16 Exchange of Series A Preferred Stock for Series B Preferred Stock. Without limiting any of Parent's other obligations contained elsewhere herein:

            (a) Parent hereby covenants that, at anytime after the date hereof, at an Investor's request and to the extent so requested, Parent shall exchange all or any shares of Series A Preferred Stock held by such Investor at such time for a like number of shares of Series B Preferred Stock (such exchange, the "A/B Preferred Exchange"); provided that, prior to the consummation of any such A/B Preferred Exchange, such Investor shall have either received Regulatory Clearance, or represented to Parent that no Regulatory Clearance is required, in connection with such A/B Preferred Exchange.

            (b) Each Investor, severally but not jointly, and Parent, shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under all applicable Contracts and Legal Requirements to obtain all Regulatory Clearance in anticipation of effecting any A/B Preferred Exchange requested by such Investor so as to enable such A/B Preferred Exchange to occur as expeditiously as possible, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from CMS and/or any other Governmental Authority or other third party (hereinafter referred to as "A/B Consents") and to lift any injunction or other legal bar to such A/B Preferred Exchange in order to consummate such A/B Preferred Exchange as promptly as practicable. All costs incurred in connection with obtaining such A/B Consents, including CMS consent fees and expert consultant fees, shall be borne by Parent. HSR filing fees shall be borne by Parent. Each Investor, severally but not jointly, and Parent, agrees to make appropriate filings with all appropriate Governmental Authorities, including insurance regulators, other competition authorities and CMS (or cause their respective Affiliates to make such filings, as applicable) promptly after the date of this Agreement in anticipation of any A/B Preferred Exchange and shall supply as promptly as practicable to such Governmental Authority any additional information and documentary material that may be requested in connection therewith. Each Investor, severally but not jointly, and Parent, agrees to (and to cause their respective Affiliates to) respond as promptly as practicable to any inquiries received from such Governmental Authority for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with A/B Consents.

            (c) Parent shall (and shall cause its Affiliates to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Legal Requirement that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to any A/B Preferred Exchange so as to enable such A/B Preferred Exchange to occur as expeditiously as possible; provided, however, that nothing in this Agreement will require, or be deemed to require, Parent to agree to or effect any divestiture. In addition, nothing in this Agreement will require or be deemed to require Parent to take any other action with respect to any A/B Preferred Exchange (including agreeing to any requirements or conditions to be imposed in order to obtain CMS or insurance regulatory consents or approvals) if doing so would be materially detrimental to the business conducted by Parent or MemberHealth taken as a whole. Subject to the foregoing sentence, Parent shall cooperate in a reasonable manner with the Investors in connection with Investors' efforts to seek consents and approvals from Governmental Authorities in anticipation of effecting any A/B Preferred Exchange (including by keeping the Investors informed on a reasonably current basis of the status of such efforts and using its commercially reasonable efforts to permit the representatives of the Investors to attend any meetings between Parent's representatives and Governmental Authorities).

            (d) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of any A/B Preferred Exchange or seeks damages in connection therewith, each Investor, severally but not jointly, and Parent, agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of such A/B Preferred Exchange.

            (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.16 shall require any Investor to (i) offer, accept or agree to (A) dispose or hold separate any businesses, assets or operations, (B) restrict the manner in which, or whether, such Investor or any of its Affiliates may carry on business or compete in any geographic area or line of business, and/or (C) any limitations with respect to its or its Affiliates' ownership or voting of Parent capital stock, or (ii) obligate any Investor to litigate or threaten any litigation.

            (f) Parent agrees to use its commercially reasonable efforts to obtain, at the earliest practicable date, the Parent Charter Vote. Upon obtaining the Parent Charter Vote, Parent shall promptly duly file the Charter Amendment with the Secretary of State of the State of New York in accordance with all applicable provisions of the Business Corporation Law of the State of New York, and shall, with respect to each then outstanding share of Series A Preferred Stock, on or after the first anniversary of the original issue date of such share of Series A Preferred Stock, effect an exchange of such share of

Series A Preferred Stock for shares of a class of non-voting Parent Common Stock authorized to be issued by Parent under the Charter Amendment, which exchange shall be effected in accordance with the provisions of the Series A Preferred Stock Certificate of Designation as if such share of Series A Preferred Stock is being converted into Parent Common Stock (in the form of such class of non-voting Parent Common Stock) under Section 8 of the Series A Preferred Stock Certificate of Designations and at the conversion rate specified therein (without giving effect to the provisions of Section 8(a) of the Series A Preferred Stock Certificate of Designation).

                                   ARTICLE 6

                              CONDITIONS TO CLOSING

      Section 6.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, on the one hand, and unanimous consent of the Investors, on the other hand, to the extent permitted by applicable law:

            (a) No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that any of the Collective Transactions contemplated by this Agreement, the other Transaction Agreements or the Merger Agreement may not be consummated as herein and therein provided.

            (b) Filings and Consents. All material consents, authorizations, orders or approvals of, and filings or registrations with, any state insurance regulators or other Governmental Authority which are required in connection with the consummation of the Collective Transactions, as disclosed in Schedule 6.1(b), shall have been obtained or made and shall be in full force and effect and shall not be subject to any materially adverse conditions (other than voting restrictions) imposed by such regulators.

            (c) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the Collective Transactions shall have expired or shall have been terminated.

            (d) Required Stockholder Approval. The Required Parent Shareholder Approval shall have been obtained at the Parent Shareholder Meeting in accordance with the New York Business Corporation Law, the Nasdaq Marketplace Rules and the Certificate of Incorporation and Bylaws of Parent.

      Section 6.2. Conditions to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, to the extent permitted by applicable law:

            (a) Representations and Warranties of the Investors. The representations and warranties made by the Investors in Article 3 shall be true and correct (disregarding all qualifications relating to materiality or an

Investor Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have an Investor Material Adverse Effect.

            (b) Performance of Obligations. The Investors shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by them under the terms of this Agreement prior to or at Closing.

            (c) Closing Deliveries. Prior to or at the Closing, the Investors shall have delivered (or caused to be delivered) the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to Parent:

                  (i) a certificate of an officer of each Investor, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Sections 6.2(a) and (b), to the extent relating to the representations, warranties and covenants of such Investor, have been satisfied; and

                  (ii)  the Shareholders Agreement, executed by the Investors.

            (d) Satisfaction of Merger Agreement Conditions. All conditions precedent set forth in Sections 6.1 and 6.2 of the Merger Agreement shall have been satisfied and each of the parties to the Merger Agreement (other than Parent and its Subsidiaries) shall have confirmed that they are ready, willing and able to consummate the Merger concurrently with the Closing under this Agreement.

      Section 6.3. Conditions to the Obligations of the Investors. The obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by unanimous consent of the Investors, to the extent permitted by applicable law:

            (a) Representations and Warranties. (i) Other than with respect to Sections 4.1, 4.2, 4.5, 4.9(a) (first sentence only), 4.21, 4.22, 4.23, 4.24,
4.25, 4.26, 4.27 and 4.28, the representations and warranties made by Parent in
Article 4 shall be true and correct (disregarding all qualifications relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Parent Material Adverse Effect, (ii) the representations and warranties made by Parent in Sections 4.1, 4.2, 4.5, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27 and 4.28 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), and (iii) the representation contained in clause
(a) of the first sentence of Section 4.9 shall be true and correct in all respects.

            (b) Performance of Obligations. Parent shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by Parent under the terms of this Agreement prior to or at the Closing.

            (c) No Material Adverse Change. Since the date of this Agreement there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) Nasdaq Listing. The Conversion Shares shall have been approved for quotation on the Nasdaq Global Select Market, subject to official notice of issuance.

            (e) Charter Amendment. The Charter Amendment shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of New York pursuant to all applicable provisions of the Business Corporation Law of the State of New York, and shall be in full force and effect, and the Investors shall have received a copy of such due filing.

            (f) Satisfaction of Merger Agreement Conditions. All conditions precedent set forth in Sections 6.1 and 6.2 of the Merger Agreement (as in effect on the date of this Agreement) (other than the condition in Section 6.2(d) of the Merger Agreement) shall have been satisfied, without (A) waiver of any such condition precedent or (B) amendment or other modification of any term set forth in such Merger Agreement from the original execution version attached hereto as Exhibit A, unless such waiver, amendment or modification (as the case may be) shall have been approved in writing by all parties to this Agreement; provided, however, that, for purposes of this Section 6.3(f): (x) when the term "Company Material Adverse Effect" is used in Sections 6.2(a) and 6.2(c) of the Merger Agreement (or in any related certificates deliverable pursuant to Section 6.2(e)(i) of the Merger Agreement, to the extent such certificates certify that the conditions specified in Sections 6.2(a) and 6.2(c) of the Merger Agreement have been satisfied), it shall be deemed to be replaced with the term "Parent Material Adverse Effect" (as defined in this Agreement), and (y) the figure "95%" when used in clauses (v) and (vi) of Section 6.2(e) of the Merger Agreement shall be deemed to be replaced with "75%". At the Closing, each of the parties to the Merger Agreement shall have confirmed that they are ready, willing and able to consummate the Merger concurrently with the Closing under this Agreement.

            (g) Board of Directors. The Board of Directors of Parent shall have been reconstituted as contemplated by the Shareholders Agreement.

            (h) Closing Deliveries. Prior to or at the Closing, Parent shall have delivered to the Investors the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to the Investors:

                  (i) certificates of officers of Parent, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.3(a), (b), (c), (d), (e), and (f) have been satisfied;

                  (ii) certified copies of the resolutions of the board of directors and stockholders of Parent authorizing the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the Transactions;

                  (iii) an opinion of Dechert LLP, dated as of the Closing Date, in the form of Exhibit 6.3(h)(iii);

                  (iv) the Shareholders Agreement and the Registration Rights Agreement, executed and delivered by Parent; and

                  (v) the certificates (in definitive form) for the Convertible Shares pursuant to Section 2.2 hereof, duly executed on behalf of Parent and registered in the names of the applicable Investors (or their respective designees) representing the number of Convertible Shares purchased pursuant to this Agreement.

      Section 6.4. Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 if such party's failure to comply with any provision of this Agreement was a proximate cause of such failure of such condition.

                                   ARTICLE 7

                                   TERMINATION

      Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the
Closing:

            (a)   by mutual written consent of Parent and the Investors;

            (b) by either Parent or the Investors, if the Closing shall not have been consummated on or before October 7, 2007 (the "Termination Date"), unless extended by written agreement of the Investors and Parent; provided, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or prior to such date; and provided further that the Investors or Parent may extend the Termination Date by not more than sixty (60) days if the Closing does not occur by October 7, 2007 as a result of the failure to satisfy the conditions set forth in (i) Sections 6.1(b) or (c) of this Agreement or (ii) Sections 6.1(b), (c) or (e) of the Merger Agreement as in effect on the date of this Agreement;

            (c) by the Investors, if there has been a breach of any representation, warranty or covenant made by Parent in this Agreement, such that the conditions in Section 6.3 are not capable of being satisfied and which have not been cured by Parent within fifteen (15) Business Days after receipt of written notice from the Investors requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Investors if the failure of the Investors to fulfill any of their obligations under this Agreement has been a proximate cause of such breach;

            (d) by Parent, if there has been a breach of any representation, warranty or covenant made by the Investors in this Agreement, such that the conditions in Section 6.2 are not capable of being satisfied and which have not been cured by the Investors within fifteen (15) Business Days after receipt of written notice from Parent requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

            (e) by either the Investors or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Collective Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

            (f) by Parent or the Investors, if the Parent Shareholder Meeting is held (and not adjourned) and Parent fails to obtain the Required Parent Shareholder Approval at the Parent Shareholder Meeting (or any reconvened meeting after any adjournment thereof); or

            (g) by Parent or the Investors, if the Merger Agreement shall have been terminated in accordance with its terms.

      Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1(b), 5.6, 5.9 and 7.2 and
Article 8 (including any definitions set forth in Article I that are used in such sections), which shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 7.1 shall not release any party from any liability for any material breach by such party of the terms and provisions of this Agreement prior to such termination.

                                   ARTICLE 8

                                  MISCELLANEOUS

      Section 8.1. Survival. The representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 4.1 (first sentence only), 4.2, 4.5, 4.12, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27 and 4.28, and corresponding representations and warranties in any certificate (collectively, the "Specified

Representations") shall survive the execution and delivery of this Agreement and the Closing indefinitely. All covenants and agreements that contemplate performance after the Closing contained herein shall survive the Closing indefinitely or for any shorter period expressly specified in accordance with their terms. Notwithstanding the preceding sentences, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved.

      Section 8.2.      Indemnification.

            (a) Indemnification by Parent. Subject to the limitations set forth in this Section 8.2, from and after the Closing Date, Parent shall indemnify and hold harmless each of the Investors and each of their respective direct or indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the "Investor Indemnified Persons"), from, against and in respect of any and all liabilities, losses, damages, fines, penalties, fees, costs and expenses (in each case, including reasonable attorneys' fees and expenses), whether or not involving a third party claim (collectively, "Losses"), incurred or suffered by such Investor Indemnified Persons as a result of:

                  (i) any breach of, or inaccuracy in, any representation or warranty made by Parent in this Agreement or in any certificate delivered pursuant to this Agreement; or

                  (ii) any breach or violation of any covenant or agreement of Parent pursuant to this Agreement or the other Transaction Agreements.

            For the purposes of clause (i) of this Section 8.2(a), the representations and warranties of Parent contained in Article 4 of this Agreement (other than the first sentence of Section 4.9), or in any certificate delivered pursuant to this Agreement, shall be read as if all qualifications as to materiality, including each reference to the terms and phrases "material", "in all material respects" or like phrases, and the defined term "Parent Material Adverse Effect", were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

            (b)   Limitations on Liability.

                  (i) Investor Indemnified Persons shall not be entitled to assert any claim for indemnification under Section 8.2(a)(i) until such time as the aggregate of all indemnifiable Losses that Investor Indemnified Persons may have under Section 8.2(a)(i) exceed $5,000,000, and then Parent shall be responsible for all Losses except the first $2,500,000 of such $5,000,000 threshold.

                  (ii) The maximum aggregate liability of Parent for indemnification claims under Section 8.2(a)(i) shall be limited to $37,500,000.

                  (iii) The limitations set forth in Section 8.2(b)(i) and (ii) shall not be applicable to Losses incurred or suffered by Investor Indemnified Persons as a result of (A) any breach of, or inaccuracy in, the Specified

Representations or (B) fraud, intentional misrepresentation or intentional omission by Parent.

                  (iv) The amount of Losses for which indemnification is available under this Section 8.2 shall be calculated net of any amounts actually recovered by the Person entitled to seek indemnification hereunder (the "Indemnified Person") under insurance policies with respect to such Losses.

            (c) Payment of Claims. If Parent shall be required to make an indemnification payment to any Investor Indemnified Person pursuant to this
Article 8, Parent shall satisfy the claim of such Investor Indemnified Person through a payment of immediately available funds.

            (d)   Third Party Claims.

                  (i) Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against an Indemnifying Party, then the Indemnified Person will promptly (and, in any event, within twenty (20) Business
Days) give written notice thereof to the party required to provide indemnification under this Section 8.2 (the "Indemnifying Party"); provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Person from any obligation under this Article 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

                  (ii) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 8.2(d)(i). In addition, upon written notice to the Indemnified Person, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person. In such event, the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement
(A) provides for the payment by the Indemnifying Party of money as sole relief for the claimant and (B) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim.

                  (iii) Indemnified Party's Control. If the Indemnifying Party does not deliver the notice contemplated by Section 8.2(d)(ii) within twenty
(20) days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 8.2(d)(i), the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim.

            (e) Tax Treatment. The parties will treat any payment received pursuant to this Section 8.2 as an adjustment to purchase price for Tax and financial reporting purposes, to the extent permissible under applicable Legal Requirements.

      Section 8.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two (2) days after the date of mailing, as follows:

            If to Parent:

                  Universal American Financial Corp.
                  6 International Drive
                  Rye Brook, NY 10573-1068
                  Attention:  Lisa M. Spivack, Esq.
                  Facsimile:  (914) 934-0700

                  with a required copy (which shall not constitute notice) to:

                  Dechert LLP
                  30 Rockefeller Plaza
                  New York, NY  10112
                  Attention:  Gerald Adler, Esq.
                  Telephone number:  (212) 698-3679
                  Facsimile number:  (212) 698-3599

            If to WCAS:

                  Welsh, Carson, Anderson & Stowe
                  320 Park Avenue, Suite 2500
                  New York, NY  10022-6815
                  Telephone number:  (212) 893-9500
                  Facsimile number:  (212) 893-9583
                  Attention:  Sean M. Traynor

                  with required copies (which shall not constitute notice) to:

                  Ropes & Gray LLP
                  1211 Avenue of the Americas
                  New York, NY  10036
                  Telephone number:  (212) 596-9000
                  Facsimile number:  (212) 596-9090
                  Attention:  Othon A. Prounis, Esq. and Christopher W. Rile,
                  Esq.

                        - and-

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Telephone number:  (212) 310-8000
                  Facsimile number:  (212) 310-8007
                  Attention:  Malcolm Landau, Esq.

           If to Lee:

                  Lee Equity Partners
                  767 Fifth Avenue
                  New York, NY   10153
                  Telephone number:  (212) 888-1500
                  Facsimile number:  (212) 888-6388
                  Attention:  Mark Gormley/Benjamin Hochberg

                  with required copies (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Telephone number:  (212) 310-8000
                  Facsimile number:  (212) 310-8007
                  Attention:  Malcolm Landau, Esq.

            If to Perry:

                  Perry Capital
                  767 Fifth Avenue
                  New York, NY   10153
                  Telephone number:  (212) 583-4000
                  Facsimile number:  (212) 583-4146
                  Attention:  Michael C. Neus

                  with required copies (which shall not constitute notice) to:

                  Cravath, Swaine & Moore LLP
                  825 Eighth Avenue
                  New York, NY   10019-7475
                  Telephone number:  (212) 474-1000
                  Facsimile number:  (212) 474-3700
                  Attention:  Mark Greene, Esq.

                        - and -

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Telephone number:  (212) 310-8000
                  Facsimile number:  (212) 310-8007
                  Attention:  Malcolm Landau, Esq.

            If to Union Square:

                  Union Square Partners
                  230 Park Avenue South, 11th floor
                  New York, NY  10003
                  Telephone number:  (212) 965-2400
                  Facsimile number:  (212) 343-5206
                  Attention:  Bob Spass/Eric Leathers

                  with required copies (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Telephone number:  (212) 310-8000
                  Facsimile number:  (212) 310-8007
                  Attention:  Malcolm Landau, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

      Section 8.4. Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in any Disclosure Schedule or that such items are material to any party hereto or any of their respective Subsidiaries. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Disclosure Schedules are arranged in sections and subsections that correspond to the sections and subsections of this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedules as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties herein to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on its face, notwithstanding (x) the presence or absence in this Agreement of an appropriate reference to the section or subsection of the Disclosure Schedules, (y) the presence or absence in the Disclosure Schedules of an appropriate reference to the section or subsection of this Agreement to which such disclosure relates or (z) an appropriate cross-reference thereto.

      Section 8.5. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

      Section 8.6. Expenses and Fees. Except as otherwise set forth in this Agreement, if the transactions provided for in this Agreement are not consummated, each party hereto shall pay its own expenses incident to this Agreement. If the transactions provided for in this Agreement are consummated, Parent shall, in addition to paying all of its own expenses incident to this Agreement, also (a) pay the expenses of the Investors incident to this Agreement (including fees and expenses of financial advisors, outside legal counsel and accountants), and in addition (b) pay to the Investors the fees separately agreed among the Investors and Parent.

      Section 8.7. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

      Section 8.8. Jurisdiction and Venue; Waiver of Jury Trial. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

      Section 8.9. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by any party hereto by operation of law or otherwise, and any attempted assignment shall be null and void; provided that, (a) without the consent of any other parties hereto, each Investor may assign its rights hereunder to one or more Affiliates of such Investor, and (b) without the consent of any other parties hereto, each Investor may assign up to 20% of its equity purchase commitment hereunder to (i) any Permitted Transferees (as defined in the Shareholders Agreement) or (ii) any other co-investors, provided in the case of (ii) that such Investor shall maintain beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of all Parent shares directly or indirectly owned by such assignees through such Investor maintaining voting discretion and voting control over all such shares pursuant to a written agreement, and the assignee shall, to the extent requested by the parties hereto other than the assigning Investor, become a party to the Shareholders Agreement at the Closing; provided that no such assignment under clause (a) or (b) of this sentence shall relieve the assignor Investor of any of its obligations hereunder that shall have not been performed timely by the assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Notwithstanding the foregoing or anything to the contrary, WCAS shall not assign any of its rights hereunder to Welsh, Carson, Anderson & Stowe IX, L.P. Except as set forth in Section 8.2, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

      Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

      Section 8.11 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

      Section 8.12 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

      Section 8.13 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

      Section 8.14 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

      Section 8.15 Specific Performance. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

      Section 8.16 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties, as applicable, against whom the waiver is to be effective.

      Section 8.17 Amendments. Subject to applicable law, this Agreement may be amended by the parties hereto at any time prior to the Closing. This Agreement (including the provisions of this Section 8.17) may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto. Between the date hereof and the Closing, Parent shall not agree to, or enter into, any amendment to the Merger Agreement or any agreement with an Investor unless all Investors have consented thereto (such consent not to be unreasonably withheld or delayed).

      Section 8.18      Nature of Investors' Obligations and Rights.

            (a) The obligations of each Investor under this Agreement or any other Transaction Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Agreement. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the other Transaction Agreements. Each Investor confirms that it has independently participated in the negotiation of the transactions contemplated hereby. All rights, powers and remedies provided to the Investors under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.

            (b) No information made available or provided to an Investor pursuant to any provision of Article 5 of this Agreement, or otherwise obtained or known to an Investor other than on account of being expressly disclosed in the Parent Disclosure Schedule, shall limit or otherwise affect the remedies available to the Investors, or the representations or warranties of, or the conditions to the obligations of, the Investors hereunder.

            (c) Notwithstanding anything to the contrary, in no event shall any Investor's aggregate liability under this Agreement exceed an amount equal to the respective purchase price such Investor may be obligated to pay pursuant to Section 2.1. In addition, notwithstanding anything to the contrary, in no event shall any Investor be liable for consequential, incidental, punitive or special damages, including loss of future revenue, income or profits, diminution of value or loss of business opportunity (provided that the limitation in this sentence shall not limit Parent's rights to recover contract damages from an Investor in connection with a failure by such Investor to close on the purchase of Convertible Shares in violation of this Agreement).

            (d) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and their respective successors and assigns, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby.



                                  * * * * * * *

            IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the day and year first above written.


                              UNIVERSAL AMERICAN FINANCIAL CORP.

                              By:   /s/  Richard Barasch
                                  ------------------------------
                              Name:  Richard Barasch
                              Title: CEO


                              LEE-UNIVERSAL HOLDINGS, LLC

                              By:   /s/  Joseph Rotberg
                                  ------------------------------
                              Name:  Joseph Rotberg
                              Title: CFO


                              WELSH, CARSON, ANDERSON & STOWE, X, L.P.,
                              By: WCAS X ASSOCIATES, LLC, its General Partner

                              By:   /s/  Sean Traynor
                                  ------------------------------
                              Name:  Sean Traynor
                              Title: Managing Member


                              UNION SQUARE UNIVERSAL PARTNERS, L.P.
                              By: UNION SQUARE UNIVERSAL GP, LLC, its General Partner

                              By:   /s/  Eric Leathers
                                  ------------------------------
                              Name:  Eric Leathers
                              Title: Authorized Signatory


                              PERRY PARTNERS, L.P.,
                              By:  PERRY CORP., its General Partner

                              By:   /s/  Michael Neus
                                  ------------------------------
                              Name:  Michael Neus
                              Title: General Counsel

                              PERRY PARTNERS INTERNATIONAL, INC.
                              By:  PERRY CORP., its Investment Manager

                              By:   /s/  Michael Neus
                                  ------------------------------
                              Name:  Michael Neus
                              Title: General Counsel


                              PERRY COMMITMENT FUND, L.P.,
                              By: PERRY COMMITMENT ASSOCIATES, LLC, its
                              General Partner,
                              By: PERRY CORP., its Managing Member

                              By:   /s/  Michael Neus
                                  ------------------------------
                              Name:  Michael Neus
                              Title: General Counsel


                              PERRY COMMITMENT MASTER FUND, L.P.,
                              By: PERRY COMMITMENT ASSOCIATES, LLC, its
                                General Partner,
                              By:  PERRY CORP., its Managing Member

                              By:   /s/  Michael Neus
                                  ------------------------------
                              Name:  Michael Neus
                              Title: General Counsel









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